Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contact: The IGB Group Leon Berman 212.477.8438 lberman@igbir.com
Compass Diversified Holdings Closes Sale of Manitoba Harvest to Tilray

Westport, Conn., February 28, 2019 - Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today that it has completed the sale of its majority owned subsidiary, FHF Holdings Ltd. (“Manitoba Harvest”), to Tilray Inc. (“Tilray”) (NASDAQ: TLRY), pursuant to an agreement it entered into on February 19, 2019.

The sale price of Manitoba Harvest was based on an aggregate total enterprise value of up to C$419 million plus estimated cash and working capital adjustments subject to customary post-closing true-ups. Manitoba Harvest shareholders, including CODI, received C$277.5 million at closing, comprised of C$150 million in cash and C$127.5 million in Tilray Shares. After the allocation of the sales price to non-controlling equity holders and the payment of transaction expenses, CODI received approximately C$234 million at closing comprised of cash and Tilray shares. This amount is in respect of the Company's outstanding loans to Manitoba Harvest (including accrued interest) and its equity interests in Manitoba Harvest, which was acquired by CODI on July 13, 2015. Six months after closing, Manitoba Harvest shareholders, including CODI, will receive C$92.5 million, comprised of C$50 million in cash and C$42.5 million in Tilray Shares. Manitoba Harvest shareholders, including CODI, will receive an additional C$49 million in Tilray Shares upon Manitoba Harvest achieving certain performance milestones in 2019, such amount to be reduced to the extent that some or all of the milestones are not achieved.

CODI expects to realize a gain on the sale of between $100 million and $120 million in USD, and intends to use the net proceeds to repay outstanding debt under the Company's revolving credit facility.

Stikeman Elliott LLP acted as legal counsel to sellers. Jefferies LLC acted as financial advisor to CODI in connection with the transaction.

About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.
CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our nine majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built tactical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of custom molded protective foam solutions and OE components (Foam Fabricators);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

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The manufacture and marketing of portable food warming fuels for the hospitality and consumer markets, flameless candles and house and garden lighting for the home decor market, and wickless candle products used for home decor and fragrance systems (The Sterno Group); and

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Velocity Outdoor)

About Tilray
Tilray is a global pioneer in the research, cultivation, production and distribution of cannabis and cannabinoids currently serving tens of thousands of patients and consumers in twelve countries spanning five continents.

About Manitoba Harvest
Headquartered in Winnipeg, Manitoba, and founded in 1998, Manitoba Harvest is a pioneer and global leader in branded, hemp-based foods. The company is the world’s largest vertically-integrated hemp food manufacturer and is strategically located near its supply base in Canada. Manitoba Harvest’s 100% all-natural product lineup includes hemp hearts, hemp protein powder and hemp snacks and are currently carried in about 16,000 retail locations across the U.S. and Canada.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2018 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.